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Exhibit 10.2

                              EMPLOYMENT AGREEMENT

Employment Agreement (Agreement) made and entered into as of January 16, 2001 by and between Roy King (the Employee), and Mercator Software Inc. (Mercator), a Delaware corporation having its principal place of business at 45 Danbury Road, Wilton, Connecticut 06897.

WHEREAS, Mercator wishes to engage the Employee and the Employee wishes to be engaged under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Employment and Term

      1.1 Mercator hereby employs the Employee as Chief Executive Officer for a term of employment as defined in paragraph 1.2 hereof. The Employee shall, consistent with the bylaws of Mercator and as required by the Board of Directors of Mercator (the "Board"), be responsible for and perform all lawful services, acts or things necessary or advisable which are normally associated with the positions of President and Chief Executive Officer, including managing the operations of the Company but excluding those duties performed by the Chairman of the Board. In this position the Employee is subject to the direction and supervision of the Board and shall report directly to the Board. In addition, Mercator shall cause the Employee to serve as a member of the Board. Mercator currently intends to elect Employee as its Chairman of the Board at sometime in the future and based upon the Employee's performance.

      1.2 The Employee's employment hereunder shall commence on the date hereof and shall continue in effect through the fifth anniversary of the date hereof. Notwithstanding the foregoing, sentence of this paragraph 1.2 the term of this Agreement shall expire upon any termination of the Employee's employment pursuant to paragraph 6 hereof.

      1.3 The Employee shall have such powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Employee's position as President and Chief Executive Officer. The Employee shall devote substantially all of his working time and efforts to the business and affairs of Mercator. Notwithstanding the foregoing, nothing shall preclude the Employee from serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations which are not competitive with Mercator, or managing his personal investments and affairs, provided that none of the foregoing activities interfere with the


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      proper performance of his duties and responsibilities as Mercator
      President and Chief Executive Officer.

      1.4 The Employee's principal place of performing services hereunder during his employment term with Mercator shall be in Wilton, Connecticut.

2.    Compensation.

      2.1 Mercator agrees to pay the Employee a salary at the annualized rate of Three Hundred and Seventy-Five Thousand Dollars ($375,000.00) ("Base Salary") payable in accordance with Mercator's standard payroll practices. Such salary shall be reviewed at least annually by the Board and shall be subject to increase, but not decrease, during the term of this Agreement.

      2.2 The Employee shall be eligible to receive an operational bonus equal to One Hundred (100%) percent of the Employee's Base Salary for each calendar year during the Employee's term of employment. The Employee's actual bonus in this category, if any, for any year may be less than One Hundred (100%) percent of the Employee's Base Salary and such actual operational bonus shall be determined based upon criteria established by the Compensation Committee of the Board, with input from the Employee, at the beginning of each year. The operational bonus criteria for the first year of employment shall be as set by the Chairman of the Board in January 2001 and related to the achievement of certain profit and revenue targets. Such operational bonus shall be payable no later than the first date that any other senior-level employees are paid their bonus.

2.3 The Employee shall be eligible to receive a strategic bonus equal to One Hundred (100%) percent of the Employee's Base Salary for each calendar year during the Employee's term of employment. The Employee's actual bonus in this category, if any, for any year may less than One Hundred (100%) percent of the Employee's Base Salary and such actual strategic bonus shall be determined based upon criteria established by the Compensation Committee of the Board, with input from the Employee, at the beginning of each year. The strategic bonus criteria for the first year of employment shall be as set by the Chairman of the Board in January 2001 and related to the achievement of certain strategic initiatives. In addition, it is a condition to payment of any strategic bonus that Employee have achieved the minimum performance under the operational bonus. Such strategic bonus shall be payable no later than the first date that any other senior-level employees are paid their bonus.

3.    Benefits and Expenses.

      3.1 The Employee shall be entitled to participate in all benefit plans, programs and arrangements of Mercator on same basis, subject to the same qualifications as other Mercator employees and pursuant to Mercator's then prevailing policies, including,


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      without limitation, any group medical, hospitalization, 401K plan or other fringe benefit plans in effect with respect to employees and executives of Mercator in general, but not including any group profit sharing or other profit-based incentive program.

      3.2 The Employee shall be entitled to the same number of paid holidays per year as set forth by Mercator for its employees in general plus twenty five (25) paid vacation days to be scheduled by the mutual agreement of the parties.

      3.3 Upon presentation of proper documentation and receipts, Mercator will promptly reimburse the Employee for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses). In addition, Mercator shall reimburse the Employee for all legal fees and expenses incurred by the Employee in connection with the preparation, negotiation and documentation of his employment arrangements with Mercator upon submission of documentation evidencing such expense up to a maximum of Ten Thousand Dollars ($10,000).

4.    Stock Options.

      4.1 Executive shall receive options for the purchase of One Million (1,000,000) shares of the common stock of Mercator pursuant to the 1997 Equity Incentive Plan as follows: (a) two hundred and fifty thousand (250,000) of such options with an exercise price at the closing price for Mercator stock on the effective date of this Agreement, and (b) if the shareholders of Mercator at the 2001 Annual Meeting authorize an increase in the maximum number of shares available under the Plan and the maximum number of options available to any individual under the Plan to permit such a grant, seven hundred and fifty thousand (750,000) of such options with an exercise price at the closing price for Mercator stock on the day after such Annual Meeting. The options shall vest as follows: Two hundred fifty thousand (250,000) on the effective date of this Agreement and Two hundred fifty thousand (250,000) on January 2, 2002 and Sixty-two thousand and five hundred (62,500) for each of next eight (8) quarters on the following dates: March 31, 2002, June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003, September 30, 2003,
      January 16, 2004. Mercator shall to the extent permissible under the law grant the maximum number of shares eligible for Incentive Stock Option treatment under the Internal Revenue Code.

      4.2 During each year of Employee's term of employment, the Employee shall be eligible for a grant of Mercator stock options. Such grants shall be at a level, and on terms and conditions that are commensurate with his position and responsibilities with Mercator and appropriate in light of corresponding grants to other senior-level employees of Mercator.


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5.    Employee Guidelines and Confidentiality.

      5.1 The Employee shall at all times be bound by and adhere to the Conditions of Employment attached hereto as Appendix A and incorporated herein by reference, including as such Conditions of Employment may be changed by Mercator from time to time, following communication of any such changes to the Employee in writing.

5.2 At all times, both during the Employee's employment with Mercator and after his termination, the Employee shall keep in confidence and trust all proprietary and confidential materials and information of Mercator and of Mercator's clients, including valuable trade secrets ("Confidential Information"). The Employee will not use or disclose any such Confidential Information or anything relating to it without the written consent of Mercator, except in the ordinary course of performing his duties as an employee of Mercator, if the Employee is requested or required (orally or in writing) to do so by court order, subpoena, administrative order, proceeding, civil investigatory demand, interrogatory or any similar legal process, provided that the Employee gives ten (10) days notice (or such shorter time as required by such process) of any such request or requirements to Mercator prior to disclosing the Confidential Information in order to allow Mercator to protect the Confidential Information.

6.    Termination

      6.1 (a) Notice of Termination. Any purported termination of Employee's employment by Mercator or by the Employee shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a Notice of Termination means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provisions so indicated; notwithstanding the foregoing, if Mercator terminates the Employee's employment other than for Cause (as hereinafter defined) or if the Employee terminates his employment without Good Reason (as hereinafter defined), Mercator or the Employee, as the case may be, shall not be required to state the reasons for such termination in the Notice of Termination.

            (b) Date of Termination. "Date of Termination" means the date specified in the Notice of Termination but no less than ten (10) days after the date of the Notice of Termination if given by Mercator and no less than thirty (30) days after the date of the Notice of Termination if given by the Employee.

      6.2 (a) The Employee's employment under this Agreement shall terminate upon the death of the Employee, without further act of Mercator. In addition, either party may terminate the Employee's employment under this Agreement as a result of the Employee's Disability, upon at least fifteen
      (15) days prior written notice to the other party. For


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      purposes hereof, "Disability" shall mean that the Employee, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illness) shall be unable to perform the services required of him hereunder for more than three (3) consecutive months or for an aggregate of six (6) months during any twelve (12) month period. Disability shall be determined by a licensed physician selected by Mercator and reasonably acceptable to the Employee.

            (b) Upon any termination of the Employee's employment hereunder as a result of the Employee's death or Disability, and if the Employee continues to be in compliance with the terms of this Agreement including but not limited to paragraphs 5, 6.8 and 7 hereof the Employee shall be entitled to receive (i) his Base Salary and the monetary equivalent of any accrued but unused vacation days through the Date of Termination, (ii) a bonus amount equal to his operational bonus for the year of termination, pro rated through the Date of Termination, payable within forty-five (45) days after the Date of Termination, and (iii) any additional amounts due to him hereunder or under any benefit plan, program or arrangement of Mercator. In addition, upon any such termination, those options already vested shall remain vested and exercisable for the remainder of their originally stated term up to the maximum extension permitted by the Plan, depending upon the original grant term and any options to become vested within one year of the Date of Termination shall vest and, remain vested and exercisable for the remainder of their originally stated terms up to the maximum extension permitted by the Plan. If, however, at the time of the Employee's death, the Employee is receiving severance compensation per the terms of this Agreement, unpaid severance will be paid to the Employee's estate in a lump sum.

      6.3 Mercator shall have the right to terminate the Employee's employment under this Agreement for Cause upon prior Notice of Termination to the Employee. Cause means: (i) the Employee is convicted of a felony (ii) the Employee's willful neglect of his material obligations and duties hereunder, which neglect the Employee shall fail to remedy within ten (10) days after written demand from Mercator, or (iii) the Employee willfully engages in conduct demonstrably and materially injurious to Mercator, momentarily or otherwise, and fails to remedy such conduct within ten (10) days after receipt of Notice thereof from Mercator. For the purpose of this clause, no act, or failure to act, on the part of the Employee shall be deemed willful unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of Mercator. Upon any termination of the Employee's employment hereunder by Mercator for Cause, the Employee shall be entitled to receive (i) his Base Salary and the monetary equivalent of any accrued but unused vacation days through the Date of Termination, and (ii) any additional amounts due to him hereunder or under any benefit plans, program or arrangement of Mercator. Upon any such termination, any options granted hereunder shall immediately expire.

      6.4 Mercator shall have the right to terminate the Employee's employment under this Agreement, without Cause, at the discretion of the Board of Directors by Notice of


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      Termination. If such termination occurs, and if the Employee continues to be in compliance with the terms of this Agreement including but not limited to paragraphs 5, 6.8 and 7 hereof, Mercator shall pay or provide the Employee (i) unpaid salary and the monetary equivalent of any accrued but unused vacation days through the Date of Termination, (ii) from the Date of Termination severance compensation of eighteen (18) months of Base Salary at the rate then in effect payable in accordance with Mercator's standard payroll practices, (iii) a bonus amount equal to his operational bonus referred to in paragraph 2.2, for the year of termination, pro rated through the Date of Termination, payable within forty five (45) days after the Date of Termination; (iv) a bonus equal to One Hundred and Fifty (150%) percent of his annual operational bonus, referred to in paragraph 2.2, payable during the eighteen (18) month period referred to in paragraph 6.4(ii) at the same time as the severance compensation paid in paragraph 6.4 (ii); (v) eighteen (18) months of continuance of the eligible benefits set forth in paragraph 3.1 and (vi) any additional amounts due hereunder or under any benefit plan, program or arrangement of Mercator. Upon any such termination those options already vested shall remain vested and exercisable for the remainder of their originally stated term up to the maximum extension permitted by the Plan, depending upon the original grant term, and any options to become vested within eighteen (18) months of the Date of Termination shall vest and remain vested and exercisable for the remainder of their originally stated terms up to the maximum extension permitted by the Plan.

      6.5 The Employee shall have the right to terminate the Employee's employment under this Agreement by Notice of Termination for Good Reason. "Good Reason" means, without the Employee's written consent, the occurrence of any of the following: (i) a significant diminution of, or the assignment of the Employee of any duties inconsistent with, the Employee's title, status, duties or responsibilities specified in paragraphs 1.1 and 1.3 hereof including but not limited to a change in his reporting relationship whereby he no longer reports solely to the Board;
      (ii) a reduction by Mercator in the Employee's annual Base Salary as in effect on the date hereof or as the same may be increased from time to time or the Employee's target bonus as a percentage of Base Salary; (iii) the failure by Mercator to provide or continue in effect (a) any benefit specified in paragraphs 3 and 4 above or (b) any compensation plan or other fringe benefit provided by Mercator in which the Employee is then participating which by itself or in the aggregate is material to the Employee's total compensation unless there shall have been instituted a replacement or substitute plan or fringe benefit providing comparable value; (iv) the relocation of the Employee's office at Mercator more than fifty (50) miles from Wilton, CT; or (v) the failure of Mercator to obtain the written assumption of this Agreement by any successor to all or substantially all of its assets or business within thirty (30) days after a merger, consolidation, sale or a Change of Control as defined in paragraph 6.11 below.

      6.6 The Employee may terminate his employment under this Agreement at any time, without Good Reason, by sending a Notice of Termination in accordance with paragraph 6.1. Upon any such termination, the Employee shall be entitled to the same payments and


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      benefits specified in paragraph 6.3; provided, however, that any options granted to the Employee which have vested prior the to Termination Date shall remain exercisable until three month's from the Date of Termination in accordance with the terms of the grant. A termination under this paragraph 6.6 shall not be deemed a breach of this Agreement.

      6.7 Within one year following a "Change of Control" of Mercator (as defined below), the Employee may elect to terminate his employment upon thirty (30) days written notice to the Board. In the event that the Employee shall elect to terminate his employment pursuant to this paragraph, upon any such termination the Employee shall be entitled to the same payments and benefits (including, without limitation, vesting of options) as specified in paragraph 6.4 except that in paragraph 6.4, each time period specified as eighteen (18) months shall be three (3) years. Upon a "Change of Control" of Mercator (as defined below) notwithstanding any provision in any option agreement or Plan to the contrary, in the past or in the future, Fifty (50%) percent of the Employee's outstanding unvested stock options will vest and become immediately exercisable.

      6.8 Upon Notice of Termination of this Agreement, irrespective of the reason therefore, the Employee shall promptly turn over to Mercator all proprietary and confidential materials of the kind referred to in Section 5 and all tangible forms of the Employee's work product (including work files) without retaining any copies or duplicates thereof, except as to which Mercator may in writing give permission or except to the extent the Employee requires in good faith documentation to defend himself against a purported termination by virtue of paragraph 6.3.

      6.9 In the event of any termination for the Employee's employment with Mercator under the Agreement, the Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of Mercator, and, there shall be no offset against amounts due to the Employee under this Agreement on account of any remuneration or other benefit earned or received by the Employee attributable to any subsequent employment that he may obtain.

      6.10 Any amounts due under this Section 6 are considered to be reasonable by Mercator and are not in the nature of a penalty.

      6.11 For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (a) any "person", (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Mercator, or a corporation owned, directly or indirectly by the stockholders of Mercator in substantially the same proportions, becomes after the date hereof the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Mercator representing Fifty (50%) percent or more of the combined voting power of Mercator's then outstanding securities; (b) the composition of the Board changes such that, during the


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      employment period, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by Mercator's stockholders was approved by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (c) substantially all the assets of Mercator are disposed of by Mercator pursuant to a merger, consolidation, partial or complete liquidation, a sale of assets (including stock of a subsidiary) or otherwise, but not including a reincorporation or similar transaction resulting in a change only in the form of ownership of such assets, or (d) Mercator combines with another Company and is the surviving corporation but, immediately after the combination, the shareholders of Mercator immediately prior to the combination hold, directly or indirectly, Fifty (50%) percent or less of the voting stock of the combined company.

7.    Restrictive Covenants.

      7.1 The Employee agrees that during the term of this Agreement and for a period of eighteen (18) months following the Date of Termination of this Agreement, unless terminated pursuant to paragraph 6.7 in which case for a period of three (3) years following the Date of Termination, he will not, directly or indirectly, own, operate, manage, join, control, or participate in the ownership, management, operation or control of or be connected with as a partner, stockholder, director, officer, agent, employee, or consultant, any business, firm, or corporation in any capacity that involves the development, production or sale of any product that is directly competitive with Mercator in the territories Mercator serves; except that nothing in this Section 7.1 shall bar the acquisition of any publicly traded securities which do not confer upon the Employee the right to control or influence the policy of the issuer.

      7.2 The Employee further agrees that for a period of one (1) year following the termination of this Agreement, he will not, without the prior written consent of Mercator, (a) solicit for employment any of the staff of Mercator or of Mercator's customers, or (b) solicit the business of Mercator's customers for products that are directly competitive to Mercator products.

      7.3 In the event a court of competent jurisdiction finds any part of this
      Article 7 unenforceable, the parties agree that such finding shall not effect or render invalid or unenforceable any other provision of this Article. The parties further agree to execute any amendments necessary to accomplish the intent of this Article to the fullest extent possible under the law.

8. Remedies.The parties hereto recognize that, in the event of any breach by the Employee of the provisions of Paragraphs 5.2 or 7 hereof, damages may be difficult, if not impossible, to ascertain and it is therefore agreed that Mercator, in addition to and without limiting any


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      other remedy it might have under this Agreement, or at law or in equity, shall be entitled to an injunction against the Employee issued by any court of competent jurisdiction enjoining any such breach.

9. Representation and Warranty. The Employee represents and warrants that he is not now or on the date of commencement of this Agreement, a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

10. Indemnification. (a) Mercator agrees that (i) if the Employee is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or otherwise (a "Proceeding") by reason of the fact that he is or was a director, officer or employee of Mercator or is or was serving at the request of Mercator as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall promptly be indemnified and held harmless by Mercator to the fullest extent legally permitted or authorized by Mercator's certificate of incorporation or bylaws or, if greater, by the laws of the State of Delaware against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys fees, judgments, interest, expenses of investigation, penalties, fines, ERISA, excise taxes or penalties, amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith. Such indemnification shall continue as to the Employee even if he has ceased to be a director, member, trustee, fiduciary, partner, employee, agent, manager, consultant or representative of Mercator or, at Mercator's request, of another person or entity and shall inure to the benefit of the Employee's heirs, executors and administrators. Mercator shall advance to the Employee all costs and expenses incurred by the Employee in connection with any such Proceeding within fifteen (15) days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

      (b) Neither the failure of Mercator (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Employee under paragraph 10(a) that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by Mercator (including its board of directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.


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      (c) Mercator agrees to continue and maintain a directors' and officers'
      liability insurance policy covering the Employee to the extent Mercator provides such coverage for its other executive officers, and to no significantly lesser extent than in effect on the date hereof.

11.   Miscellaneous.

      11.1 Should any provision or part of this Agreement be declared void or unenforceable by any court or administrative body of competent jurisdiction, such provisions or part shall be deemed severable and, without further action by the parties to this Agreement, shall be severed from the remainder of this Agreement which shall constitute in all respects valid and enforceable.

      11.2 Any notices or communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses specified on the last page hereof or, after proper notice, to such addresses as the parties may specify.

      11.3 This Agreement shall be binding upon and inure to the benefit of Mercator, its successors or assigns, or any corporation which acquires all or substantially all of its assets. This Agreement is personal as to the Employee and shall not be assignable by the Employee.

      11.4 This Agreement constitutes the entire understanding of the parties hereto with respect to the Employee's employment and his compensation therefore and supersedes any prior Agreement and understandings between the parties concerning employment or compensation.

      11.5 Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the Employee's employment hereunder.

      11.6 This Agreement shall be governed by and construed under the laws of the State of Connecticut.

      11.7 The captions appearing in this Agreement appear as a matter of convenience only and in no way define or limit the scope and intent of any of the provisions hereof.

      11.8 No provision in this Agreement may be amended unless such amendment is set forth in a writing signed by the parties. No waiver by either party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any


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      similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving party.

      11.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                                The Employee:
Mercator Software Inc.                          Roy King
45 Danbury Road                                 19 Ridge Lane
Wilton, CT 06897                                Wilton, CT 06897

By /s/James P. Schadt                           /s/ Roy King
   --------------------------                   --------------------------
Title: Chairman of the Board


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